NEWS RELEASE

CONTACT:
Tom Furr
Smart Online, Inc.
919-765-5000
tfurr@smartonline.com

Smart Online announces a new Partnership
to enable its customers to have access to
Express SBA products

RESEARCH TRIANGLE PARK, N.C., April. 28, 2005 — Smart Online (OTC Bulletin Board: SOLN) announces a partnership that will enable its small business customers to access express SBA-loan product through the Smart Online platform.

The SBA program to be offered on the Smart Online platform will provide competitive rates with an easy application process that requires minimal paperwork. This solution will allow the users of the Smart Online platform to secure financing for business expansion, purchasing inventory, or working capital in an expedited manner.

The partnership gives small business owners and managers combined access to Web-native software for starting, running and growing a small business from Smart Online with unique Express SBA financing solutions beginning in May 2005.

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources – a network that already includes, among others, INC Magazine, NY Report Enterprise and FastCompany Magazine.

Forward-Looking Statements

Statements in this press release that are “forward-looking statements,” which include plans for offering Express SBA-loans, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, changes in market conditions and changes in marketing strategy. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of April 28, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.